Exhibit 5.3

August 10, 2016

Vale S.A.
Avenida das Américas, 700 — Bloco 8, Sala 318
22640-100 Rio de Janeiro, RJ, Brazil

Vale Overseas Limited
87 Mary Street, George Town
Grand Cayman KY1-9002, Cayman Islands

Ladies and Gentlemen:

We have acted as special United States counsel to Vale Overseas Limited, a Cayman Islands exempted company incorporated with limited liability (“Vale Overseas”), and to Vale S.A., a Brazilian corporation, as guarantor (“Vale”), in connection with Vale Overseas’s offering pursuant to a registration statement on Form F-3 (Nos. 333-207181 and 333-207181-01) of US$1,000,000,000 aggregate principal amount of 6.250% Guaranteed Notes due 2026 (the “Notes”), together with a guaranty of Vale relating to Notes (the “Guaranty”), to be issued under the Amended and Restated Indenture dated as of September 29, 2015 (the “Base Indenture”), as supplemented by a Second Supplemental Indenture dated as of August 10, 2016 (together with the Base Indenture, the “Indenture”), among Vale Overseas, Vale and The Bank of New York Mellon, as trustee (the “Trustee”).  The Notes and the Guaranty are referred to together as the “Securities.”  Such registration statement, as amended as of its most recent effective date (August 3, 2016) insofar as it relates to the Notes and the Guaranty (as determined pursuant to Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement.”

We have reviewed the Registration Statement, including the Base Indenture attached thereto as an exhibit, and the form of the Second Supplemental Indenture, and we have reviewed originals or copies certified or otherwise identified to our satisfaction of all such corporate records of Vale and Vale Overseas and such other instruments and other certificates of public officials, officers and representatives of Vale and Vale Overseas and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed and that the Notes will be duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, when the Indenture, the Notes and the Guaranty have been duly executed and delivered by Vale Overseas and Vale in the forms thereof that we have examined and the Notes have been duly delivered to and paid for by the purchasers thereof in the manner described in the Registration Statement, the Notes will be valid, binding and enforceable obligations of Vale Overseas, entitled to the benefits of the Indenture, and the Guaranty will be a valid, binding and enforceable obligation of Vale, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of Vale or Vale Overseas, (a) we have assumed that each of Vale and Vale Overseas, as the case may be, and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to Vale or Vale Overseas regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities in relation to transactions of the type contemplated in the Indenture and the Securities), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

In addition, we note that (a) the enforceability in the United States of the waiver in Section 1.14 of the Base Indenture by each of Vale and Vale Overseas of any immunities from court jurisdiction and from legal process is subject to the limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976 and (b) the designation in Section 1.14 of the Base Indenture of the U.S. federal courts located in the Borough of Manhattan, city of New York as the venue for actions or proceedings relating to the Base Indenture and the Securities is (notwithstanding the waiver in Section 1.14) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such actions or proceedings.

In addition, we note that the waiver of defenses relating to the Guaranty in Article 12 of the Base Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Validity of the Securities” and in the prospectus supplement related thereto under the heading “Validity of the Notes” as counsel for Vale and Vale Overseas who have passed on the validity of the Securities being registered by the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Nicolas Grabar
Nicolas Grabar, a Partner